UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 1, 2009

Date of Report (Date of earliest event reported)

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

550 Hills Drive, 3rd Floor

Bedminster, NJ 07921

(Address of principal executive offices)

(908) 450-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)         On October 1, 2009, Andrew Rackear, Senior Vice President, General Counsel and Secretary, gave notice that he will be resigning from NPS Pharmaceuticals, Inc. (the “Company”) effective as of October 30, 2009.

The Company also announced that Edward Stratemeier will join the Company on October 19, 2009 as Senior Vice President, Legal Affairs and Acting General Counsel.  He will assume responsibility of the Company’s legal department as General Counsel effective as of November 1, 2009. Mr. Stratemeier has more than 30 years of legal experience, which includes 25 years specific to the pharmaceutical industry.  Mr. Stratemeier joins the Company from Stinson Morrison Hecker LLP, a private law practice representing pharmaceutical companies with principal counseling centered on product life cycle management; patent, regulatory and litigation strategies; product licensing; and clinical trials.  Previously Mr. Stratemeier was at Aventis Pharmaceuticals and its predecessor companies where he held positions of increasing responsibility over a 22-year period, including his most recent role as senior vice president legal, government relations, and public policy.  While at Aventis, Mr. Stratemeier served as one of four members of the company’s legal steering committee, which directed the overall provision of legal services to the company on a global basis.  He was also a member of the senior management team for North America, which set the strategy and policies for Aventis’ North American business.  Mr. Stratemeier received his juris doctorate from the University of Missouri at Kansas City.  He also holds a master of business administration from Rockhurst College and a bachelor of arts from the University of Kansas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2009	NPS PHARMACEUTICALS, INC.

	By:	/s/ ANDREW RACKEAR
Andrew Rackear Senior Vice President, General Counsel and Secretary